   As filed with the Securities and Exchange Commission on December 28, 1999

                                                       Registration No.333-89649
________________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                         ---------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         ---------------------------


                         FISCHER IMAGING CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

                         ---------------------------


          DELAWARE                                           36-2756787

(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                12300 N. Grant Street, Denver, Colorado  80241
                                (303) 452-6800
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                         ---------------------------
                               Morgan W. Nields
                           Chairman of the Board and
                            Chief Executive Officer
                          Fischer Imaging Corporation
                             12300 N. Grant Street
                            Denver, Colorado  80241
                                (303) 452-6800
     (Name, address and telephone number of agent for service of process)

                         ---------------------------
                                  Copies To:
                               Paul Hilton, Esq.
                       Brobeck, Phleger & Harrison LLP
                     370 Interlocken Boulevard, Suite 500
                          Broomfield, Colorado 80021
                                (303) 410-2001

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                         ---------------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                506,667 Shares

                          Fischer Imaging Corporation

                                 Common Stock

                            -----------------------

     This prospectus relates to 506,667 shares of Fischer Imaging Corporation common stock, that may be offered for sale or otherwise transferred from time to time by one of our stockholders. See "Selling Stockholder." We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

     Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the Nasdaq National Market or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholder may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

     The selling stockholder and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholder from the sale of the shares will be the purchase price of such shares less any commissions. See "Plan of Distribution." No underwriting arrangements have been entered into by the selling stockholder as of the date hereof.

     Our common stock is traded on the Nasdaq National Market under the symbol "FIMG." On December 2, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $2 1/32 per share.

                            -----------------------

   The Shares of Common Stock Offered Hereby Involve a High Degree of Risk.

                    See "Risk Factors" Beginning on page 7.

                            -----------------------

   These Securities Have Not Been Approved or Disapproved by the Securities Exchange Commission or any State Securities Commission nor has the Securities
 Exchange Commission Passed upon the Accuracy or Adequacy of this Prospectus.
           Any Representation to the Contrary is a Criminal Offense.


               The date of this prospectus is December 28, 1999.

     You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholder has authorized anyone to provide you with different information. Neither we nor the selling stockholder is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.


                               TABLE OF CONTENTS

                                                                Page
WHERE YOU CAN FIND MORE INFORMATION..............................  4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................  5
SUMMARY..........................................................  6
RISK FACTORS.....................................................  7
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................. 17
USE OF PROCEEDS.................................................. 18
DESCRIPTION OF FISCHER CAPITAL STOCK............................. 18
MARKET PRICE OF FISCHER COMMON STOCK............................. 21
SELLING STOCKHOLDER.............................................. 23
PLAN OF DISTRIBUTION............................................. 24
EXPERTS.......................................................... 26
LEGAL MATTERS.................................................... 26

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1
(800) SEC-0330 for further information on the Public Reference Room.   Our
Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the common stock offered by this prospectus. This prospectus is part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     You can obtain a complete copy of the registration statement, including exhibits, without charge by submitting a request in writing or by telephone to us at the following address:

                              Investor Relations
                          Fischer Imaging Corporation
                             12300 N. Grant Street
                            Denver, Colorado 80241
                                (303) 452-6800

     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, in any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference the documents listed below and any future filings made with the Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this prospectus are sold:

     .  Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended April 4,
        1999;

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1999;

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended October 3,
        1999;

     .  Current Report on Form 8-K filed April 16, 1999.

     You may request a copy of these filings at no cost by writing us at 12300
N. Grant Street, Denver, Colorado 80241, Attention: Investor Relations, or by telephoning us at (303) 452-6800.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the incorporated documents in their entirety. An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."


The Company

     Fischer Imaging Corporation designs, manufactures and markets specialty and general purpose medical imaging systems for the diagnosis and treatment of disease. Our newest product lines are directed towards medical specialties in which image-guided, minimally-invasive therapies are replacing open surgical procedures. These products are used primarily in the diagnosis and treatment of breast cancer, heart disease and vascular disease. We also design and manufacture specialty x-ray imaging components and subsystems for several leading medical products companies as an original equipment manufacturer (OEM) and sell general radiology systems for use in hospitals, clinics and physicians' offices.

     Our principal executive office is located at 12300 N. Grant Street, Denver, Colorado 80241, and our telephone number is (303) 452-6800.

The Offering

     We are registering an aggregate of 506,667 shares of our common stock to be offered for sale by one of our stockholders. Shares of common stock may be acquired from us by this stockholder, on a one-for-one basis, upon the conversion of the 506,667 shares of our Series D Convertible Preferred Stock currently held by this stockholder. If all of the shares offered are sold in this offering, there will be approximately 7,535,522 shares of common stock outstanding and no shares of Series D Convertible Preferred Stock outstanding. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

                                 RISK FACTORS

     In evaluating our business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus. In addition, certain information included or incorporated by reference in this prospectus is forward-looking. Such forward-looking information involves significant risks and uncertainties, including those discussed below, that could cause actual results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, us. See "Disclosure Regarding Forward-Looking Statements."

Continued Losses Will Undermine Our Ability to Remain in Operation and Will Threaten Our Liquidity

  We have experienced significant losses in four of the five years ended December 31, 1998 and to date during 1999. Although we were profitable in 1995 and for the first nine months of 1996, we have incurred significant losses since that time. In addition, we are currently experiencing negative cash flow. Significant factors giving rise to recent losses include excessive manufacturing capacity and related costs, intense competition for certain of our products, declining margins and demand for OEM products and a general slowdown in capital expenditures by hospitals. We have undertaken certain cost cutting measures and downsized personnel, but continue to experience weak liquidity and losses.

     Future results (not "losses") will depend on many factors, including our ability to maintain or increase gross margins, control or reduce manufacturing and other costs, implement our marketing and sales strategies in the United States and internationally, maintain orders under OEM agreements, renew OEM agreements on favorable terms and develop and introduce new products that successfully compete. Our success will also depend on demand for our products. There can be no assurance that we will be profitable in future periods.

Fluctuations in Financial Results Could Adversely Affect Our Stock Price

     We have experienced, and will likely continue to experience, significant quarterly and annual fluctuations in net revenues and operating results, depending on such factors as the timing of large system shipments to customers, the timing of orders under OEM contracts and related manufacturing and shipment scheduling, new product introductions and new marketing programs by us and our competitors, delays in contract development projects, the effect of economic conditions on our markets, the effects of managed healthcare on capital expenditures and reimbursement, increases in marketing and research costs in relation to sales, regulatory clearance of new products, seasonal purchasing patterns of hospitals and the timing of purchasing decisions by customers.

     Additionally, because the timing of the occurrence of such factors is difficult to anticipate and many of our costs are fixed, we may not be able to sufficiently reduce our costs in periods when our revenues are less than anticipated, and we may suffer unexpected losses or lower income, if any, in these periods. Any of these events would cause our stock price to decline.

Technological Change and New Products Could Make Our Products Obsolete

     The market for our products is characterized by rapid and significant changes in competitive technologies, evolving medical industry standards and the frequent introduction of new products. Alternative surgical procedures or technologies or new medications may also be developed and marketed. Products based on new technologies could replace or reduce the importance of current procedures that utilize our products and render these products uncompetitive. Accordingly, our success will depend in part on our ability to respond quickly to new product introductions, marketing campaigns and medical and technological changes through the development of new products. There can be no assurance that we will be able to develop new products in the future on a timely or cost-effective basis, if at all, or that our current products will not be rendered obsolete or noncompetitive.

New Product Development and Market Acceptance of Our New Products is Important to Our Future Success

     We have a number of potential new products in various stages of development. We have focused our recent research and development efforts on the development of SenoScan, which is a full-field digital mammography system, for which clinical trials are continuing but which has not yet received pre-market clearance from the United States Food and Drug Administration (FDA). See "Risk Factors--Governmental Regulation of Our Manufacturing and Products is Extensive and Compliance Problems Could Lead to Serious Sanctions." In addition, we have expended significant efforts on ultrasound, full-field digital mammography and associated advanced image processing applications.

     These products involve technological innovation and require significant planning, design, development and testing at the technological, product and manufacturing process levels. These activities require significant investments in research and development, equipment, inventory, manufacturing and marketing. Lengthy and expensive clinical trials could also be required prior to submission to the FDA for FDA clearance or approval. There can be no assurance that we will be able to successfully design, manufacture and market these new products or that the new products will receive FDA clearance or approval.

     In addition, our newest products may be used with minimally-invasive surgical procedures, and we believe that we must demonstrate to physicians and managed healthcare organizations the clinical benefits, safety, efficacy and cost-effectiveness of our products for such procedures. In particular, we must demonstrate that our products are an attractive alternative to other products and methods that may be widely accepted. There can be no assurance that surgeons will embrace such techniques as replacements for open surgical procedures or that hospitals will be willing to invest in and utilize our products. Lack of widespread acceptance of these products could have a material adverse effect on our future revenues and earnings.

We May be Unable to Protect Our Patents and Proprietary Rights

     We seek to protect our proprietary rights through a combination of technical experience, patent, trade secret and trademark protection and nondisclosure agreements. Our future success will depend in part on our ability to obtain and enforce patent protection for our products and processes, to preserve our trade secrets and to operate without infringing on the patent or proprietary rights of others. While we have numerous United States and foreign issued patents and pending patent applications covering various aspects of our products, there can be no assurance that our patents, and any patents that may be issued in the future, will provide us with significant competitive advantages or protection of our intellectual property. No assurance can be given that any patents owned or applied for by us will not be challenged, invalidated or circumvented.

     Moreover, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the United States. We anticipate that any attempt to enforce our patents likely would be time consuming and costly. In addition, since many other companies hold patents in fields in which we operate, we could be found to have infringed third-party patents and, as a result, could be required to alter our products or processes, pay licensing fees (which may not be available to us on commercially reasonable terms, if at all) or cease manufacturing and selling any infringing products, and pay damages for past infringement.

     In addition, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through appropriate confidentiality and proprietary information agreements. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. We could incur substantial costs in suits in which we may assert our patent rights against others or in defending against suits brought by others.

     In April 1992, we filed a patent infringement lawsuit against Lorad, now owned by Trex Medical Corporation, in the United States District Court for the District of Colorado. We own patent No. 5,078,142, covering certain features of our Mammotest stereotactic breast biopsy system. We believe that Lorad has infringed certain claims of our patent with the introduction of its mammographic biopsy system. In April 1998, following receipt of patent No. 5,735,264, we filed a second patent suit against Trex Medical Corporation, also in United States District Court for the District of Colorado. In July 1998, the United States District Court granted our Motion to Consolidate the two patent infringement suits. The consolidated suit seeks to enjoin Lorad and its agents from the manufacture, use and sale of the allegedly infringing stereotactic breast biopsy system. We are also seeking treble damages and attorney's fees.
We have incurred and will continue to incur substantial costs in connection with this litigation.

     We have received notice from the holder of a United States patent alleging infringement by certain of our products and offering us a license to use the patent on terms that are not acceptable to us. We believe that only one former product and one current product could potentially be implicated by the patent. Based on the foregoing, we believe that, if required to take a license to the patent, any license fees payable would not have a material adverse effect on our financial position. However, there can be no assurances that our other products could not potentially be implicated by this patent or that this matter will not otherwise have a material adverse effect on us.

We Face Significant Competition from Major Multinational Corporations

     We encounter and expect to continue to encounter intense competition in the sale of our products. We believe that the principal competitive factors affecting the market for our products include the clinical aspects of the products, product features, product performance and quality, upgrade flexibility, price and customer service. Our competitors include large multinational corporations and their operating units, including GE Medical Systems, Siemens AG (Siemens), Philips Medical Systems (Philips), Toshiba America Medical Systems, Inc. (Toshiba), Shimadzu Precision Systems, Inc. - Medical Systems Division (Shimadzu) and Picker International, Inc. (Picker), as well as a number of other companies such as Trex Medical Corporation. These companies typically have larger installed customer bases and far greater financial, management, manufacturing, sales, marketing and other resources than we. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, manufacture, promotion and sale of their products than we.

     Moreover, a significant portion of our sales are to medical equipment companies who integrate our products into their own systems or resell these products under their own label. There can be no assurance that such companies will not choose to purchase from alternative sources or internally manufacture competing products. We also face competition from vendors selling used x-ray imaging equipment, particularly general radiology systems, at prices substantially below the prices of our new products. In addition, we compete for acquisition opportunities, OEM and service contracts and experienced personnel.

Disruptions or Discontinuance of Our Relationships with Our OEM Customers Would Cause Our Sales to Decline

     In 1998, sales under OEM contracts constituted approximately 24% of our total revenues. GE Medical Systems (GEMS), the selling stockholder in this prospectus and a significant customer, accounted for approximately 5.9% of our 1998 total revenues. GEMS has purchased Tilt-C positioners from us since 1994 under the terms of our OEM contract. The Tilt-C positioner is a multi-purpose 90 degree tilting table with a cantilevered table top and sophisticated positioner controls. These are used in biopsies and other interventional procedures, as well as in general imaging studies. By an agreement effective March 24, 1999, GEMS surrendered 826,666 of its shares of our Series D Convertible Preferred Stock in exchange for a non-exclusive right to manufacture the Tilt-C system. We expect to continue our manufacturing activity for GEMS through at least December 1999, the original expiration of our OEM contract.
See "Description of Fischer Capital Stock." The loss of this OEM relationship could have a material adverse effect on our business and financial results.

     Many of our OEM customers are also competitors and have larger installed customer bases and far greater financial, management, manufacturing, sales, marketing and other resources than we. The business strategies and manufacturing practices of our OEM customers are subject to change, and such changes may result in decisions by these customers to seek other sources for the products currently manufactured by us or to manufacture these products internally.

     Additionally, these OEM customers typically seek to obtain price concessions from us or the pass through of cost savings achieved by us in the form of lower prices. Our OEM contracts are usually non-exclusive. OEM customers generally may modify, limit or terminate the contract or purchase orders under the contract on short notice with modest or no penalties. OEM customer order levels are influenced by factors relating to the OEM customer's business such as sales of the product, changes in product or marketing strategy, changes in components of the end product manufactured by others and development of new products.

     Furthermore, the timing of product orders under these OEM contracts has fluctuated and is likely to continue to fluctuate on a quarterly or annual basis. Under these OEM contracts, we are required to design, develop and manufacture our products to meet the specifications of the OEM customers and, from time to time, we may be required to correct deficiencies identified in these products. These agreements involve complex products and changing product specifications and requirements that may lead to the renegotiation of these agreements from time to time. These negotiations may result in disagreements which could adversely affect relationships with OEM customers.

     Moreover, order rates under our OEM contracts can decline over the term of the agreement and may not be renewed upon expiration, causing revenues to decline significantly. We may not be able to replace revenues lost in such situations. There can be no assurance that we will be able to maintain our existing, or establish new, OEM relationships, or to replace the loss of any of our OEM relationships with other business. The loss of any of our OEM relationships could have a material adverse effect on us.

We Face Significant Manufacturing and Operating Risks

     The scope of the product lines offered by us and the need for product customization require a number of separate manufacturing processes and components and significant management and engineering time and expertise. Additionally, as we develop new products, we will be required to refine the prototypes of these products and develop new processes to manufacture these products in commercial quantities. We have encountered and may continue to encounter difficulties involving inventory supply, length of production cycles and shortages of manufacturing personnel. Due to the shifting demand for our products and the high fixed costs associated with manufacturing these products, we may encounter difficulty managing our operating costs. There can be no assurance that we will be able to reliably or efficiently manufacture our existing or new products at commercially reasonable costs on a timely basis, if at all. Failure to effectively manage the development and manufacture of our products could adversely affect us.

A Disruption or Loss of Our Key Suppliers Could Seriously Interfere With Our Ability to Produce Our Products

     Many of the components used by us in existing products and products under development are purchased from single sources. An interruption in the delivery of these or other supplies would require us to identify and qualify alternative components or vendors. There can be no assurance that we would be able to obtain components from alternate sources on a timely basis and on a commercially reasonable basis, if at all, and that we would not suffer a material adverse effect as a result.

Government Regulation of Our Manufacturing and Products is Extensive and Compliance Problems Could Lead to Serious Sanctions

     Our business is subject to substantial regulation by the FDA and equivalent agencies in foreign countries. Our failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, orders to repair or replace devices or to refund the device purchase price, suspensions and withdrawals of approvals, product recalls, detentions or seizures, injunctions and criminal prosecutions.

     FDA regulations require manufacturers of medical devices to adhere to "Good Manufacturing Practices," which include testing, quality control and documentation procedures. Our manufacturing facilities are subject to periodic inspection by the FDA. In March 1995, we were issued a Warning Letter by the FDA concerning documentation and other deficiencies at our Denver facility. We rectified these deficiencies and resolved this matter with the FDA later that year.

     Following an inspection which concluded in December 1996, the FDA issued Inspectional Observations Form 483 (Form 483) and a Warning Letter concerning manufacturing practices at our Denver facility. The FDA requested a written response to the Warning Letter regarding planned corrective actions and a favorable third-party certification of our manufacturing and quality systems. These actions were completed.

     In October 1998, following a periodic inspection, the FDA issued a Form 483 regarding possible deficiencies in manufacturing, quality and documentation practices. We have submitted our response to the Form 483 and are instituting corrective actions.

     Our failure to satisfy FDA requirements can result in our inability to receive awards of federal government contracts, to receive new marketing or export clearances for products manufactured at our Denver facility or FDA enforcement actions including, among other things, product seizure, injunction, and/or criminal or civil proceedings being initiated by the FDA without further notice. The issuance of another Form 483 increases the possibility that one or more of these sanctions could be imposed in the future. Although we strive to operate within the requirements imposed by the FDA, there can be no assurances that these deficiencies can be corrected or that we will be able to satisfy FDA compliance concerns in the future. Ongoing FDA compliance reviews and/or related delays in future product clearances could have a material adverse affect on us.

     The FDA has post-marketing controls that include a requirement to file medical device reports when we become aware of information suggesting that one of our marketed products may have caused or contributed to a death, serious injury or serious illness or has malfunctioned in a way which could lead to that result. We must utilize field performance information, which includes any reportable events, in our quality control system to make any changes necessary to reduce or eliminate similar events in the future. The FDA utilizes Medical Device Reports to determine whether it should exercise its enforcement powers, such as mandatory product recalls, temporary suspensions of approvals or withdrawal of 510(k) marketing clearances or premarket approvals. The filing of Medical Device Reports indicating unexpected product hazards or the failure to comply with medical device reporting requirements could have a material adverse effect on us.

     Each of our products is required to receive FDA clearance or approval prior to commercialization. To date, all of our products have been classified by the FDA as Class II medical devices and have been eligible for FDA marketing clearance under the FDA's 510(k) premarket notification process, which is generally less time consuming than the more involved pre-market approval process for Class III medical devices (PMA). We believe that most of our currently anticipated future products and substantial modifications to existing products will be eligible for the 510(k) pre-market notification process. However, the FDA has not yet classified full-field digital imaging mammography systems like the SenoScan system being developed by us.

     A 1996 FDA memorandum suggested that clearance for full-field digital imaging mammography systems might be obtained through a 510(k) notification with clinical trials involving approximately 500 subjects. More recent FDA communications are less clear as to what clinical standards must be met and, in late 1998, the 510(k) digital mammography submission by Trex Medical Corporation was rejected by the FDA. We have acquired the previously suggested minimum number of patients for our clinical trials, but we are now gathering additional clinical data in response to the FDA's revised guidance.

     Efforts toward a 510(k) submission for SenoScan are on-going. This submission is significantly later than originally anticipated due to start-up equipment issues, patient acquisition delays and conflicting guidance from the FDA regarding the submission.

     If the FDA were to indicate that a PMA is required for any of our new products, that application would require extensive clinical studies, manufacturing information and, most likely, a review by a panel of experts outside the FDA. Clinical studies would need to be conducted in accordance with FDA requirements. Our failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA review of a PMA application can take significantly longer than that for a 510(k) pre-market notification and could take several years to complete. There can be no assurance that the necessary applications, clearances or approvals for any of our new products, including SenoScan, will be made or obtained on a timely basis, if at all. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals, or any failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     Sales of medical devices outside of the United States are subject to FDA export and international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not incur significant costs in obtaining or maintaining our foreign regulatory approvals.

     We have obtained the certifications necessary to permit the "CE" mark to be attached to those products currently being sold in Europe. The CE mark is an international symbol of quality that is now required for sales into the countries which are members of the European Union. While we have approval to sell into the European Union, there can be no assurance that we will be able to obtain other international regulatory approvals. In addition, significant costs and delays may be encountered in obtaining such approvals.

     We are also regulated by the FDA under the Radiation Control for Health and Safety Act of 1968 which specifically addresses radiation emitting products. Under this law, we must submit initial reports on any new x-ray systems that require certification. In addition, we must submit installation reports to the FDA certifying compliance with installation instructions of the manufacturer. Under certain circumstances, we are also required to submit Product Defect Reports concerning our radiation emitting products to the FDA and, sometimes, to the first purchasers of the products. Product Defect Reports describe any safety related product defects or the failure of a product to conform to an applicable standard of which we have become aware. Additionally, we are required to submit Accidental Radiation Occurrence reports to the FDA whenever one of its products accidentally releases radiation that results in an injurious or potentially injurious exposure to any person. However, we need not file both a Medical Device Report and an Accidental Radiation Occurrence report on the same incident. A failure to comply with these regulations could have a material adverse effect on us. Furthermore, discovery of unexpected product hazards or failures to meet required standards through the reporting system could also have a material adverse effect on us.

     We are also subject to other Federal, state, local and international laws and regulations related to worker health and safety, environmental protection and export controls.

Healthcare Reform; Uncertainty of Patient Reimbursement Could Limit Our Business

     The Federal government and state, local and foreign governments have considered or adopted, and may in the future consider or adopt, healthcare policies intended to curb rising healthcare costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. In the past, healthcare reform has adversely affected us by limiting hospital budgets for the purchase of medical equipment, including our products.

     Consolidation in the healthcare industry has reduced the number of hospitals in the United States and, in some cases, reduced the demand for medical imaging equipment. In addition, healthcare cost containment pressures have lead to the formation of purchasing and shared facility arrangements among hospital chains and large medical equipment manufacturers, thereby reducing the demand for medical equipment and increasing centralization of decision-making regarding equipment purchases. We cannot predict what healthcare reform legislation or regulation, if any, will be enacted in the United States or elsewhere.

     Significant changes in healthcare reimbursement systems in the United States or elsewhere could have a material adverse effect on us. The Federal government also regulates the reimbursement of fees related to certain diagnostic procedures or medical conditions and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement of these fees, which may have the effect of limiting the availability of reimbursement for procedures or conditions, and as a result may inhibit or reduce demand by healthcare providers for our products.

     Other legislation has limited Medicare reimbursement of these fees, which has the effect of limiting the availability of reimbursement for procedures or conditions and, as a result, may inhibit or reduce demand by healthcare providers for our products. For example, the Balanced Budget Act of 1997, reduces capital expenditure payments to hospitals by some two percent for the period October 1, 1997 through September 30, 2002. Additionally, hospitals may continue to face other capital constraints which prevent them from investing in such equipment. In addition, widespread use of procedures utilizing our SenoScan digital or breast magnetic resonance imaging mammography systems would likely require reimbursement in excess of those currently permitted under Medicare guidelines.

     As a result, the demand for these systems may be limited. While we cannot predict what effect the polices of government entities and other third party payors will have on future sales of our products, there can be no assurance that such policies would not have a material adverse effect on our business.

Market Withdrawal or Product Recall Could Adversely Affect Us

     Complex medical devices, such as our products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. We periodically receive reports from users of our products relating to performance difficulties they have encountered. These or future product problems could result in market withdrawals or recalls of products, which could have a material adverse effect on our business, financial condition and results of operations.

We Face Payment and Other Risks in Our International Operations

     Revenues from customers based outside the United States accounted for 15.6%, 18.7% and 21.2% of our total revenues in 1998, 1997 and 1996, respectively. These revenues included sales to foreign OEM customers of 11.5%, 6.8% and 11.7% of our 1998, 1997 and 1996 total revenues, respectively. In addition, we have OEM contracts with several foreign and multinational companies that distribute our products internationally and within the United States.

     Risks of doing business outside the United States include the expense and difficulty of establishing, expanding and managing international operations; the uncertainty of market acceptance of our products; the difficulty of enforcing agreements, collecting receivables and protecting intellectual property in foreign countries; the potential imposition by foreign countries of additional withholding taxes, income taxes, tariffs or other restrictions on foreign trade; and potential difficulties in obtaining United States export licenses.

     In 1998 and 1997, we experienced reductions in our international business. There can be no assurance that our international business will improve or that any of the foregoing risks will not have a material adverse effect on us.

The Loss of Our Chairman of Other Key Personnel Could Jeopardize Our Business

     Our future performance is partially dependent on the services of Morgan W. Nields, our Chairman, Chief Executive Officer and largest common stockholder. We have no employment agreement with Mr. Nields nor, typically, with other executives. We carry $5,000,000 of key -man life insurance on Mr. Nields.

     In addition, our continued success will depend heavily on our ability to attract and retain highly qualified engineering, management, manufacturing, marketing and sales personnel. There can be no assurance that we will be able to continue to attract and retain such people. Failure to hire and retain such personnel could have a material adverse effect on us.

We Face Potential Product Liability

     Our business exposes us to potential product liability claims which are inherent in the manufacture and sale of medical devices, and, as such, we may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. We have been a defendant from time to time in product liability actions. We maintain product liability insurance with coverage limits of $5,000,000 per occurrence and per year in the aggregate. There can be no assurance that product liability claims will not exceed coverage limits or that such insurance will continue to be available at commercially reasonable rates, if at all. Consequently, a product liability claim or other claim in excess of insured liabilities or with respect to uninsured liabilities could have a material adverse effect on our business and financial condition.

     Complex medical devices, such as our products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. We periodically receive reports from users of our products relating to performance difficulties they have encountered. These or future product problems could result in market withdrawals or product recalls, which could have a material adverse effect on our business, financial condition and results of operations.

Our Management Owns a Significant Portion of Our Stock and is Able to Exercise Significant Influence Over Our Affairs

     Our officers and directors beneficially own, in the aggregate, approximately [1,664,405] shares, or 22.5%, of our common stock as of September 30, 1999. As a result, the officers and directors are able to exercise significant influence on the election of our Board of Directors, and thereby direct our policies.

Our Common Stock Price May be Volatile

     The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of our common stock.

     We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations will continue and could intensify. Fluctuations in operating results may result in volatility in the price of our common stock. Although we have taken significant steps to return to profitability, there can be no assurance that profitability will be achieved or, if achieved, that levels of profitability will not vary significantly between quarters. Based on the foregoing, we believe that future revenues, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance.

     Further, it is likely that, from time to time, our future quarterly operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse medical device market conditions prevail, or are perceived to prevail, with respect to our business or generally, the market price of our common stock would likely be materially adversely affected.

We Do Not Expect to Pay Dividends on Common Stock

     For the foreseeable future, we anticipate that all earnings, if any, will be retained for the operation and expansion of our business and that we will not pay cash dividends.

Our Charter, Bylaws and Anti-takeover Protections Could Delay or Prevent a Sale of Fischer

     Our certificate of incorporation and bylaws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These provisions include the ability of our Board of Directors to issue shares of preferred stock in one or more series with such rights, obligations and preferences as it may provide, a "fair price" provision, a provision that requires stockholder action to be taken at meetings and not by written consent, a provision under which only our Board of Directors may call meetings of stockholders, certain advance notice procedures for nominating candidates for election to the Board of Directors and staggered terms for our Board of Directors.

     In November 1994, our Board of Directors adopted a stockholder rights plan and, pursuant thereto, issued preferred stock purchase rights (Rights) to the holders of our common stock. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, including Morgan W. Nields, one of our founders and our Chairman of the Board and Chief Executive Officer, Kinney
L. Johnson, one of our founders, and GE Medical Systems) who acquires more than 15% of our common stock on terms not approved by the Board of Directors.

     Additionally, GE Medical Systems owns 506,667 shares of our Series D Convertible Preferred Stock which, if converted, would constitute approximately 6.72% of our outstanding stock.

     In any event, the Rights, and the shares of our Series D Convertible Preferred Stock owned by GE Medical Systems, could discourage or make more difficult a tender offer, acquisition, merger or other similar transaction, even if favorable to our stockholders. See "Description of Fischer Capital Stock."

The Large Number of Shares Eligible for Future Sale Could Adversely Affect Our Stock Price

     Sales of a substantial number of shares of our common stock after this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our common stock and could impair our ability to raise capital through the sale of equity securities. Future sales of our common stock under Rule 144 of the Securities Act of 1933 by existing stockholders or through the issuance of common stock upon the exercise of options or otherwise could have an adverse effect on the price of our common stock.

Significant Problems Relating to Year 2000 Issues Could Adversely Affect Our Business

     We use software and related technologies in our products and in product development and manufacturing that may be impacted by the Year 2000.

     The Year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As a result, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. This factor could cause systems to incorrectly process critical financial and operational information.

     We are evaluating our products, computer hardware and operating software, and third party suppliers for possible Year 2000 problems. At this time, we have not formulated contingency plans in the event that systems are not Year 2000 compliant. The need to develop such plans will be assessed following the completion of testing of our primary business software and upon receipt of information from critical third party suppliers regarding their Year 2000 compliance.

     The cost to be incurred in conjunction with our Year 2000 project is expected to be less than $200,000 for anticipated upgrades to existing desk-top personal computers and for the assistance of outside consultants in upgrading our primary business system. We do not consider this amount material to our financial position. Unanticipated problems could cause this amount to be exceeded, however, and we can give no assurance that, under such circumstances, the amount would not be material.

     Most Year 2000 project activities are being performed with internal resources. Consequently, Year 2000 activities may delay new information systems development and other projects. Such delays are not, however, expected to materially impact our results of operations.

     The failure to correct a material Year 2000 problem could result in interruption or failure of normal business activities. The Year 2000 problem involves inherent uncertainty, in part because of uncertainty regarding the Year 2000 readiness of third-party suppliers and customers. Therefore, we cannot state with certainty whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.

     Our Year 2000 project is expected to significantly reduce our level of uncertainty about the Year 2000 problem, particularly with respect to the Year 2000 readiness of our third-party suppliers. We believe that the possibility of significant interruptions of normal operations should be significantly reduced by the implementation of upgraded business systems and the completion of the Year 2000 project as scheduled.

     Based on our assessment to date, we believe that few of our current products will be affected by the Year 2000 problem. Of those that may be affected, the only significant risk appears to be the possible inaccurate dating of patient records. The remedial actions to correct dating problems that may occur appear to be either the customer being able to reset the date (on a one-time basis) to prevent future occurrences, or the implementation of modifications, made by us or third-party suppliers, that are currently available.

     We have completed our evaluation of earlier versions of current products and have not identified any issues that cannot be easily addressed. If we identify such problems at a later date, however, disruption of customers' operations could conceivably occur, potentially resulting in legal actions being taken against us, even though Year 2000 problems are not expressly covered by product warranties.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have made certain forward-looking statements in this document and in the documents referred to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results. These statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. Except for any ongoing obligation to disclose material information as required by the Federal securities laws, we do not have any intention or obligation to update forward-looking statements after the distribution of this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. For a discussion of certain of these important factors, see "Risk Factors."


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.


                     DESCRIPTION OF FISCHER CAPITAL STOCK

     The following is a summary description of our capital stock. Investors are urged to review our certificate of incorporation, as amended to date, which has been filed as an exhibit to a registration statement filed with the Securities and Exchange Commission.

General

     Our authorized capital stock consists of (i) 25,000,000 shares of common stock, $.01 par value, of which approximately 7,535,522 shares will be outstanding if all of the shares offered are sold in this offering, and (ii) 5,000,000 shares of preferred stock, $.01 par value, issuable in series, of which 500,000 shares have been designated as "Series C Junior Participating Preferred Stock" (Series C Preferred), none of which are outstanding, and 1,333,333 shares have been designated as "Series D Convertible Preferred Stock" (Series D Preferred), 506,667 of which are outstanding, none of which shall be outstanding if all of the shares are converted and sold in this offering.

     The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are qualified in their entirety by reference to such documents, copies of which have been previously filed with the Securities and Exchange Commission. As of September 30, 1999, our common stock was held of record by 230 stockholders and our Series D Preferred was held of record by one stockholder, GEMS, the selling stockholder in this offering.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Subject to the dividend rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and, subject to the liquidation preferences of any outstanding preferred stock, are entitled to receive, pro rata, all of our assets that are available for distribution to such holders upon liquidation. Holders of our common stock have no preemptive, subscription or redemption rights. The transfer agent and registrar for our common stock is American Securities Transfer Inc., Denver, Colorado.

Preferred Stock

     Pursuant to our certificate of incorporation, we are authorized to issue 5,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, are authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things,
(i) adversely affect the voting power of the holders of our common stock, (ii) make it more difficult for a third party to gain control of us, (iii) discourage bids for our common stock at a premium, or (iv) otherwise adversely affect the market price of our common stock.

     In connection with the issuance of the Rights (described below) in November 1994, we designated 500,000 shares of preferred stock as Series C Preferred. Shares of the Series C Preferred could become issuable under certain circumstances if the Rights become exercisable and are exercised.

     In June 1995, we completed a private sale of 1,333,333 shares of our Series D Preferred to GEMS for $10,000,000. The 826,666 shares of our Series D Stock surrendered by GEMS pursuant to its agreement with us effective March 24, 1999 have been canceled and retired and may not be reissued by us to any party.

Series D Convertible Preferred Stock

     The Series D Preferred is entirely owned by the Selling Stockholder. It has no voting rights, except as otherwise required by law. The Series D Preferred ranks senior to all of our other equity securities. The Series D Preferred is convertible, at the option of the holder, at any time into an equal number of shares of our common stock, subject to certain adjustments. The Series D Preferred bears no stated dividend but its holders are entitled to receive equivalent dividends to those paid on any of our other equity securities. The Series D Preferred is not redeemable. The Series D Preferred has a liquidation preference of $7.50 per share, plus any declared but unpaid dividends, upon the happening of certain events, including certain changes of control. This liquidation preference is payable prior and in preference to any distributions on any of our other equity securities. In the event of a change of control in which any of several companies acquire control of us, GEMS has the following rights: First, if a change in control transaction occurs or we come to an agreement to effect a change of control transaction prior to March 24, 2000 with these specified companies, then GEMS will be entitled to $7.50 per share less the average closing price of a share of our common stock for the 20 trading days preceding March 24, 2000, on each of the 826,666 shares surrendered pursuant to the agreement. Second, as to the remaining 506,667 outstanding shares of Series D Preferred, the change of control rights will expire on March 24, 2002. Also, the Series D Preferred is protected by customary anti-dilution provisions. See "Selling Stockholder."

Stockholders Rights Plan; Series C Junior Participating Preferred Stock

     In November 1994, our Board of Directors declared a dividend, on each share of our common stock outstanding at the close of business on November 14, 1994, of one right to purchase, in certain circumstances, one one-hundredth of a newly issued share of Series C Preferred at the initial purchase price of $25.00 per share (a Right). Each share of subsequently issued common stock, including each share of common stock offered hereby, will also incorporate one Right. The Rights will expire on November 3, 2004.

     The Rights will be exercisable and transferable apart from our common stock only if a person or group (other than certain exempt persons, including Morgan
W. Nields, one of our founders and our Chairman of the Board and Chief Executive Officer, Kinney L. Johnson, one of our founders, and GEMS) acquires beneficial ownership of 15% or more of our common stock, or commences a tender or exchange offer upon the consummation of which such person or group would beneficially own 15% or more of our common stock. We will generally be entitled to redeem the Rights at $.001 per Right at any time until a person or group (other than the exempt persons) has become the beneficial owner of 15% or more of our common stock.

     Under the Rights "flip-in" feature, if any such person or group becomes the beneficial owner of 15% or more of our common stock, then each Right not owned by such person or group or certain related parties will entitle its holder to purchase, at the Right's then current purchase price, shares of our common stock (or in certain circumstances as determined by the Board of Directors, cash, other property or other securities) having a value of twice the Right's purchase price.

     Under the Rights "flip-over" provision, if, after any other person or group (other than the exempt persons) becomes the beneficial owner of 15% or more of our common stock, we are involved in a merger or other business combination transaction with another person, or we sell 50% or more of our assets or earning power in one or more transactions, each Right will entitle its holder to purchase, at the Right's then current purchase price, shares of the common stock of such other person having a value of twice the Right's purchase price.

     The Series C Preferred is not redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, is subordinate to all other series of our preferred stock. Each share of Series C Preferred represents the right to receive, when and if declared, a quarterly dividend at an annual rate equal to the greater of $1.00 per share or 100 times the quarterly per share cash dividends declared on our common stock during the immediately preceding fiscal year. In addition, each share of Series C Preferred represents the right to receive 100 times any noncash dividends (other than dividends payable in common stock) declared on our common stock, in like kind.

     In the event of our liquidation, dissolution or winding up, each share of Series C Preferred will represent the right to receive a liquidation payment in an amount equal to the greater of $1.00 per share or 100 times the liquidation payment made on each share of our common stock.

     Each share of Series C Preferred has 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series C Preferred represents the right to receive 100 times the amount received per share of common stock. The rights of the Series C Preferred as to dividends, liquidation, voting rights and merger participation are protected by customary anti-dilution provisions.

Change in Control Provisions in the Certificate of Incorporation or Bylaws

     In addition to the Stockholders Rights Plan and certain aspects of the preferred stock (described above), our certificate of incorporation also contains certain provisions which may have the effect of delaying, deferring or preventing a change of control.

     Our certificate of incorporation provides that our Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. Each class currently consists of two directors. This provision may make it more difficult to effect a takeover because it would generally take two annual meetings of our stockholders for an acquiring party to elect a majority of the Board of Directors. As a result, a classified Board of

Directors may discourage proxy contests for the election of directors or purchases of a substantial block of our stock because it could operate to prevent a potential acquiror from obtaining control of our Board of Directors in a relatively short period of time.

     Our certificate of incorporation also includes a "fair price" provision that requires the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors (in lieu of the majority vote otherwise required by the Delaware General Corporation
Law) to approve certain business combinations, including certain mergers, security issuances, recapitalizations, liquidations and the sale, lease or transfer of a substantial part of our assets, involving us or a subsidiary and an owner of 5% or more of our outstanding common stock (an interested stockholder), unless such business combination is approved by a majority of the directors unaffiliated with the interested stockholder or the stockholders receive a "fair price" for their holdings and other procedural requirements are met. A "fair price" is an amount at least equal to the greater of (i) the highest price per share paid by the interested stockholder for any shares acquired by it when it became such a stockholder or within two years prior to the announcement of the proposed business combination, or (ii) the highest market value or liquidation value per share on the date of such announcement or the date the person became an interested stockholder.

     In addition, our certificate of incorporation provides that stockholders may take action only at a duly called and held meeting and may not take action by written consent. This provision may make it more difficult to effect a takeover by means of certain transactions, such as a merger or sale of assets, by requiring a potential acquiror to hold a stockholders' meeting before such a transaction could be consummated.

     Our certificate of incorporation also provides that the "fair price" provision, the "staggered board" provision and the provisions concerning voting rights of stockholders may be amended only by a vote of two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting as a single class.

     Finally, we are subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on certain business combinations with interested persons. That section defines an "interested person" as any person who acquires 15% or more of our outstanding voting stock. In general, we are prohibited from engaging in business combinations with an interested person for a period of three years from the date that person becomes an interested person, subject to certain exceptions. By restricting our ability to engage in business combinations with an interested person, the application of Section 203 may provide a barrier to takeovers not approved in advance by our Board of Directors.


                     MARKET PRICE OF FISCHER COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "FIMG." The range of high and low bid quotations for our common stock as quoted (without retail markup or markdown and without commissions) on the Nasdaq National Market for the past fiscal year and the first and second quarters of the current fiscal year are provided below. The figures shown below do not necessarily represent actual transactions:

                                               High              Low
                                                Bid              Bid
                                             --------          --------
1999

     Fourth quarter (through December 2)        $2.87             $0.81

     Third Quarter                               1.93              1.25

     Second Quarter                              2.44              1.50

     First Quarter                               3.12              1.87

1998

     Fourth Quarter                             $3.13             $1.91

     Third Quarter                               4.44              2.25

     Second Quarter                              5.00              3.31

     First Quarter                               5.63              3.63

1997

     Fourth Quarter                             $6.25             $4.81

     Third Quarter                               8.00              5.63

     Second Quarter                              7.88              3.25

     First Quarter                               7.75              5.00

   At September 30, 1999 there were approximately 230 record holders of our common stock.

Dividends

     We have not paid any cash dividends on our common stock and intend to retain future earnings to finance our business. We are subject to restrictions on paying dividends under state law and our revolving credit agreement.

                              SELLING STOCKHOLDER

     The following table sets forth certain information regarding the selling stockholder's beneficial ownership of our common stock as of September 30, 1999.

                                           Shares                                                                     Shares
                                        Beneficially                                                               Beneficially
                                       Owned Prior to                                                              Owned After
                                       This Offering                                                              This Offering
                                   ---------------------                                                     -----------------------
                                                                                   Shares
                                                               Percent             Offered                               Percent
                                                                  of          in This Offering                              of
     Name and Address                        Number          Outstanding                                Number        Outstanding(1)

GE Medical Systems, a division of          506,667(2)           6.72%             506,667(2)              0                0%
General Electric Company
PO Box 414 Milwaukee,
Wisconsin 53021

(1) For purposes of calculating the number of shares of common stock beneficially owned by the selling stockholder after this offering, we are assuming that all shares of common stock offered hereunder that the selling stockholder may acquire from us upon its conversion of the Series D Convertible Preferred Stock held by it have been sold pursuant to this offering.
(2) Represents the 506,667 shares of our common stock that the selling stockholder may acquire from us upon its conversion of the 506,667 shares of our Series D Convertible Preferred Stock currently held by it.

Relationship Between Fischer and the Selling Stockholder

     On June 20, 1995, GE Medical Systems (GEMS) acquired 1,333,333 shares of our Series D Convertible Preferred Stock, $.01 par value, and entered into an original equipment manufacturer (OEM) agreement with us relating to our Tilt-C system. For a description of the terms of the Series D Convertible Preferred Stock, see "Description of Fischer Capital Stock--Series D Convertible Preferred Stock." In 1998, our sales to GEMS under the OEM agreement accounted for $3,400,000, or 5.9%, of our total revenues.

     By an agreement effective March 24, 1999, GEMS surrendered 826,666, or 62%, of these shares in exchange for a non-exclusive right to manufacture the Tilt-C system. We have manufactured this system for GEMS since 1994. See "Risk Factors." This transaction modified our previous arrangement with GEMS, under which GEMS would receive the right to manufacture the Tilt-C system under certain circumstances in exchange for all of the Series D Convertible Preferred Stock held by it. Pursuant to the agreement, we will have continuing manufacturing, licensing and training obligations to GEMS with respect to the Tilt-C system.

     Moreover, in addition to its other terms, the agreement amends certain terms of the Series D Convertible Preferred Stock. Namely, the rights of GEMS in the event of a "Change of Control" were modified. First, if a Change of Control occurs, or we come to an agreement with a party to effect a Change of Control, prior to March 24, 2000, we are required to pay to GEMS upon the occurrence of such Change of Control an amount in cash or marketable securities with an aggregate value no less than $7.50 per each of the 826,666 shares surrendered by GEMS pursuant to the agreement. Second, as to GEMS' remaining 506,667 shares, the Change of Control rights delineated in our certificate of incorporation will expire on March 24, 2002.

     For these purposes, a "Change of Control" generally includes any transaction involving a transfer of more than 50% of the combined voting power of our capital stock or our sale of all or substantially all of our assets to any one or more of Picker International, Inc., Siemens Medical Systems, Toshiba America Medical Systems, Inc. or Philips Medical Systems, or any of their affiliates.

     Except for these modifications to the Change of Control rights, GEMS' rights under our certificate of incorporation as a holder of its remaining 506,667 shares of our Series D Convertible Preferred Stock were not changed. See "Description of Capital Stock--Series D Preferred Stock."

     GEMS also has registration rights covering the common stock that may be acquired from us by it upon its conversion of the Series D Convertible Preferred Stock held by it. This prospectus covers all of the common stock that may be acquired by GEMS on conversion of the Series D Convertible Preferred Stock.


     GEMS is a significant customer and accounted for approximately 5.9% of our 1998 total revenues. GEMS has purchased Tilt-C units from us since 1994 under the terms of our OEM contract. The Tilt-C unit is a multi-purpose 90 degree tilting table with a cantilevered table top and sophisticated positioner controls. These are used in biopsies and other interventional procedures, as well as in general imaging studies. We expect to continue our manufacturing activity for GEMS through at least December 1999, the original expiration of our OEM contract.

     In December 1997, we filed a lawsuit seeking the determination of a reasonable price for The Tilt-C units that we had contracted to deliver to GEMS under the extension of a purchase and sale agreement. However, the contract did not contain a price for the Tilt-C units produced during the extended term. The trial court, through an advisory jury, rendered a verdict finding the reasonable price per Tilt-C unit to be $157,400. The court rendered its own finding that the reasonable price per Tilt-C unit should be $124,000, and entered judgement to that effect. GEMS has been paying the price set by the court on the approximately 75 units that have been produced under the extended term.

     We appealed the court's judgement to the Tenth Circuit Court of Appeals, which found that the issue should have been tried to a jury (rather than an advisory jury) and remanded the case for a new jury trial. The case will probably be tried during the summer of 2000.

                             PLAN OF DISTRIBUTION

     We are registering these shares of our common stock on behalf of the selling stockholder. The common stock covered by this prospectus may be offered and sold by the selling stockholder, or by purchasers, transferees, donees, pledgees or other successors in interest of the selling stockholder, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholder or by a purchaser of these shares on whose behalf such party may act as agent. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

     . a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

     .  the writing (sale) of put or call options on these shares;

     . the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

     .  any other legally available means.

     To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information.

     The selling stockholder may transfer these shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions. If, however, sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as the selling stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

     In connection with distributions of these shares or otherwise, the selling stockholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder.
To the extent permitted by applicable law, the selling stockholder also may sell these shares short and redeliver the shares to close out such short positions.

     The selling stockholder and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. The selling stockholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the selling stockholder from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

     The selling stockholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling stockholder will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholder copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholder of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

     The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock being registered hereunder will be passed upon by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    PART II

                           INFORMATION NOT REQUIRED
                                 IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock being registered (all amounts are estimated except the Commission Registration Fee).


Commission Registration Fee...........................................               $   141

Blue Sky Qualification Fees and Expenses (including legal fees)
(estimated)...........................................................               $ 6,000

Printing Expenses (estimated).........................................               $ 1,000

Legal Fees and Expenses (estimated)...................................               $15,000

Accountants' Fees and Expenses (estimated)............................               $ 2,000

Miscellaneous Expenses (estimated)....................................               $   859
                                                                               =============
  Total                                                                              $25,000

Item 15.  Indemnification of Directors and Officers

     Our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all of our directors and officers.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.

     Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually or reasonably incurred.

     Additionally, our certificate of incorporation and bylaws provide for mandatory indemnification of directors to the fullest extent permitted by the Delaware General Corporation Law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

     We have a directors and officers insurance policy with a $5,000,000 coverage limit per occurrence and in the aggregate per year.

     Section 2.9 of the Registration Rights Agreement between GE Medical Systems and us provides that we will indemnify and hold harmless GE Medical Systems and its officers, directors, underwriters and controlling persons against any losses, claims, damages or liabilities (joint or several) to which they may become subject that arise from any untrue statement of a material fact made by us in this registration statement or prospectus, or our omission to state herein or therein a material fact, or our violation of the Securities Act of 1933 or the Securities Exchange Act of 1934. The agreement also provides that GE Medical Systems will indemnify and hold harmless us and our officers, directors, underwriters and controlling persons against any losses, claims, damages or liabilities (joint or several) to which we may become subject that arise from any untrue statement of a material fact made by it in written information furnished by it to us for use in connection with this registration statement or prospectus, or its omission to state therein a material fact, or its violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 16.  Exhibits

Exhibit Number Description of Exhibits

      4.1 Certificate of Amendment to the Certificate of Designation for the Series D Convertible Preferred Stock, as amended*

      5.1      Opinion and Consent of Brobeck, Phleger & Harrison LLP*
     23.1      Consent of Arthur Andersen LLP**
     23.2      Consent of Brobeck, Phleger & Harrison LLP (included on Exhibit
               5.1)*
     24.1      Power of Attorney (included on page II-5)**

* Filed Herewith
** Previously filed.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 29, 1999.



                                 FISCHER IMAGING CORPORATION


                                 By:    /s/Morgan W. Nields
                                    -----------------------
                                    Name:  Morgan W. Nields
                                    Title: Chairman of the Board,
                                    Chief: Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                  Date
/s/Louis Rivelli*           Principal Accounting and  December 28, 1999
--------------------------
Louis Rivelli               Financial Officer


/s/David G. Bragg, M.D.*    Director                  December 28, 1999
--------------------------
David G. Bragg, M.D.


/s/Fred Burbank*            Director                  December 28, 1999
--------------------------
Fred Burbank


/s/Thomas J. Cable*         Director                  December 28, 1999
--------------------------
Thomas J. Cable


/s/Kathryn A. Paul*         Director                  December 28, 1999
--------------------------
Kathryn A. Paul


/s/Louis Rivelli*           Director, President and   December 28, 1999
--------------------------
Louis Rivelli               Chief Operating Officer

*By Morgan Nields as power of attorney.